EXHIBIT 99
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The Sherwin-Williams Company — 101 Prospect Avenue, N.W. - Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Updates 2008 Sales and Earnings Expectations
➢	Anticipate 1Q08 low single digit consolidated net sales increase

➢	1Q08 domestic net sales lower-than-expected; Global Group net sales higher-than-expected

➢	Updated 1Q08 EPS range: $.56 to $.61 tied to lower domestic net sales plus the timing and severity of raw material cost increases

➢	Updated FY08 EPS range: $4.70 to $4.85 relating to 1Q08 shortfall and the expected challenges in the U.S. economy

➢	Conference call at 11:00 a.m. to discuss updated expectations
CLEVELAND, OHIO, March 24, 2008 — The Sherwin-Williams Company (NYSE: SHW) is updating its sales and earnings per share expectations for the first quarter and full year 2008 that were previously announced on January 29, 2008.
For the quarter, we expect to achieve a low single digit percentage increase in consolidated net sales over the first quarter of 2007. The previous expectation for consolidated net sales in the quarter had been a low-to-mid single digit percentage increase. Diluted net income per common share for the quarter is expected to be in the range of $.56 to $.61 per share. The January expectation for the quarter was $.72 to $.80 per share. The Company reported diluted net income per common share of $.83 per share in the first quarter of 2007. The lower anticipated earnings per share is due primarily to the negative impact on first quarter operations of lower domestic net sales and the timing and severity of raw material cost increases.
For the full year 2008, we are reaffirming our prior consolidated net sales expectation of a low-to-mid single digit percentage increase over 2007. We anticipate diluted net income per common share for 2008 will be in the range of $4.70 to $4.85 per share. The January expectation for 2008 was in the range of $5.00 to $5.15 per share. The Company reported diluted net income per common share of $4.70 per share for the full year 2007. The lower expectation of diluted net income per common share for the full year 2008 relates primarily to the first quarter shortfall and the expected continuation of the sluggish U.S. economy that will be partly offset by improved international operations.
The Company will conduct a conference call to discuss its updated expectations at 11:00 a.m. ET on Monday, March 24, 2008. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the March 24th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Friday, April 11, 2008 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of 3,325 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

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